Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Clearant, Inc. and Subsidiaries
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2005, relating to the consolidated financial statements of Clearant, Inc. appearing in the Company’s Form 8-K/A filed with the Commission on May 16, 2005 for the year ended December 31, 2003. Our report, relating to the consolidated financial statements, contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO Seidman, LLP
Los Angeles, California
November 21, 2005